Exhibit 10.19

ACCORDO PER SCRITTURA PRIVATA

tra

Zimmer S.r.l., con sede in San Donato Milanese (MI), Via Milano, 6, in persona di James T. Crines, Presidente del Consiglio di Amministrazione (qui di seguito “Società”)

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Bruno Andrea Melzi, residente in Castelleone (CR), Via Arata 6 (qui di seguito, per brevità “Dirigente”).

PREMESSO CHE

(a) il Dirigente è stato ed è tuttora dipendente della Società a far data dal 7 maggio 1990;

(b) sul presupposto che il Dirigente abbia già maturato il diritto di accedere al trattamento pensionistico per quella data, le parti hanno raggiunto un accordo di risoluzione consensuale del rapporto di lavoro alla data del 31 marzo 2013, transigendo altresì in via generale e novativa qualsivoglia controversia tra di esse, secondo i termini qui di seguito riportati.

TUTTO CIO’ PREMESSO, LE PARTI CONCORDANO QUANTO SEGUE.

1 – RISOLUZIONE DEL RAPPORTO DI LAVORO

1.1 Le parti convengono di risolvere consensualmente il rapporto di lavoro tra di loro intercorrente con effetto alla data del 31 marzo 2013 (da intendersi quale ultimo giorno di lavoro, di seguito “Data di Risoluzione”), con reciproca rinunzia al preavviso e a qualsiasi indennità sostitutiva del medesimo. Le parti convengono che nessun evento (ivi inclusi, senza limitazione, malattia ed infortunio, cariche politiche o sindacali) potrà sospendere o comportare proroga alla Data di Risoluzione di cui sopra.

1.2 Le parti convengono altresì che la Società avrà comunque la facoltà di esonerare il Dirigente in tutto o in parte dall’obbligo di prestazione lavorativa, fermo restando il diritto di quest’ultimo a percepire comunque l’intera retribuzione fino alla Data di Risoluzione.

1.3 Il Dirigente si impegna, inoltre, a prestare la sua attività con la massima diligenza fino alla Data di Risoluzione, con particolare riferimento alle attività finalizzate ad un efficiente e adeguato passaggio di consegne.

1.4 Entro i 5 (cinque) giorni successivi alla Data di Risoluzione, ovvero alla data in cui la Società si avvarrà della facoltà di esonero del Dirigente di cui al punto 1.2 che precede, il Dirigente dovrà restituire alla Società ogni bene e/o documento di quest’ultima che sia rimasto in suo possesso, relativo o connesso al rapporto di lavoro intercorso con la Società, o comunque ricevuto da quest’ultima, ivi inclusi autovettura aziendale, telefono cellulare e computer portatile.

1.5 Nello stesso termine il Dirigente consegnerà alla Società tutta la documentazione aziendale ancora in suo

AGREEMENT BY PRIVATE DEED

between

Zimmer S.r.l., with registered offices in San Donato Milanese (MI), Via Milano 6, represented by James T. Crines, President of the Board of Directors (hereinafter, “Company”)

and

Bruno Andrea Melzi, domiciled in Castelleone (CR), Via Arata, 6 (hereinafter “Executive”).

WHEREAS

(a) Executive has been and currently is an employee of the Company since May 7, 1990;

(b) based on the assumption that the Executive shall be eligible to pension benefits by that time the parties have agreed to terminate by mutual consent the employment relationship as of March 31, 2013 and also settle in a general and novative way any disputes between them, according with the provisions hereinafter reported.

NOW THEREFORE, THE PARTIES AGREE WHAT FOLLOWS.

1 – TERMINATION OF THE EMPLOYMENT RELATIONSHIP

1.1 The parties hereby agree to terminate the employment relationship between them as of March 31, 2013 (to be intended as the last day of work, hereinafter “Termination Date”), and reciprocally waive the right to notice and to any indemnity in lieu of notice. The parties expressly agree that no event (including but not limited to sickness, injury, political or union offices) shall cause suspension or extension of the above Termination Date.

1.2 The parties also agree the Company will nonetheless have the right to release Executive, totally or partially, from performing his duties, without prejudice for his right to be paid anyway full salary until Termination Date.

1.3 Furthermore, Executive undertakes to perform his activity with the utmost diligence up until Termination Date, with particular reference to the activities aimed to an efficient and smooth hand-over process.

1.4 No later than 5 (five) days after Termination Date, or after the date when the Company shall have released the Executive as per preceding point 1.2, Executive shall return to the Company any and all goods and/or documents of the latter that have remained in his possession, regarding the employment relationship with the Company or connected with it, or that he has in any way received from the Company, including corporate car, mobile phone and laptop.

1.5 Within the same term Executive shall deliver to the

possesso, ivi inclusi ogni corrispondenza, libro, foglio, materiale e ogni altro documento, a prescindere dal formato e dal supporto in cui sia incorporato (cartaceo, elettronico o altro), nonché ogni altro bene della Società e/o di qualunque altra Società del Gruppo Zimmer, senza trattenerne alcuna copia, estratto o sinopsi.

2 – CONFERMA DELL’ACCORDO

Le parti provvederanno a riprodurre in debita forma il presente Accordo, dinanzi alla competente Commissione provinciale di conciliazione presso la Direzione Provinciale del Lavoro (“DPL”), o in sede associativa, alla prima data utile successiva alla Data di Risoluzione e comunque non oltre 30 giorni da essa, fermo restando che il presente Accordo è già pienamente valido ed efficace e non ha da intendersi sospensivamente condizionato all’adempimento di cui alla presente clausola, salvo quanto previsto alla clausola 4 che segue.

3 – PAGAMENTO DELLE COMPETENZE DI FINE RAPPORTO

La retribuzione maturata fino alla Data di Risoluzione di cui alla precedente clausola 1, il T.F.R. complessivamente maturato nel corso di tutto il rapporto di lavoro, al netto di ogni eventuale anticipo, e quanto dovuto fino alla data di cui alla precedente clausola 1, a titolo di ratei di mensilità supplementari e l’indennità sostitutiva di ferie annuali maturate ma non usufruite, verranno corrisposti entro 30 giorni dalla Data di Risoluzione di cui alla precedente clausola 1, mediante bonifico bancario sul medesimo conto corrente sul quale sono state accreditate le più recenti retribuzioni. Il Dirigente riconosce che i dati riportati nei cedolini paga fino ad oggi consegnati al Dirigente risultano corretti.

Le parti concordano altresì che il bonus relativo all’anno 2013 verrà riconosciuto al Dirigente pro rata per il periodo intercorrente fino alla Data di Risoluzione e verrà erogato nel mese di marzo 2014 alle condizioni previste nel relativo Bonus Plan vigente per l’anno 2013.

4 – INCENTIVO ALL’ESODO

4.1 La Società si impegna a corrispondere al Dirigente, entro 30 (trenta) giorni dalla Data di Risoluzione di cui alla precedente clausola 1 ma comunque a condizione della avvenuta sottoscrizione dell’accordo di cui alla precedente clausola 2, quale incentivo pattuito per l’esodo conseguente alla risoluzione consensuale del rapporto alla data di cui alla clausola 1, un importo lordo pari ad Euro 60.000,00 (sessantamila/00). l relativo importo netto, dopo aver operato le ritenute di legge, verrà corrisposto mediante bonifico sul medesimo conto bancario, intestato al Dirigente, sul quale è stato accreditato l’ultimo stipendio.

5 – VERIFICA DEI CONTEGGI

5.1 Il Dirigente si riserva la facoltà di verifica meramente aritmetico-contabile degli importi di cui alle clausole 3 e 4 che precedono, ferma restando la rinuncia del Dirigente a pretese fondate o inerenti i titoli e le qualificazioni giuridiche di istituti retributivi, anche accessori, come sin qui operate dalla Società.

Company all corporate documents that will still be in his possession, including any correspondence, books, sheets, materials and any other documents, regardless of their format and regardless of the media (whether paper, electronic or other) in which they are included, and/or all other property of the Company and/or of any other Zimmer Group company and he shall not retain any copies, or excerpts, or summaries thereof.

2 – AGREEMENT EXECUTION

The parties shall also execute this Agreement, in the appropriate format, before the competent Provincial Commission for mediation of individual disputes of the Head Provincial Labour Office (“DPL”) or in front of associations, on the earliest date possible following Termination Date and no later than 30 days thereafter, provided that this Agreement is fully valid and enforceable and shall not be deemed conditional on the execution provided for by this clause, except for what is provided for under clause 4 below.

3 – SEVERANCE PAY

The ordinary monthly salary until the Termination Date under clause 1 above, the deferred compensation to be paid upon termination (“T.F.R.”), accrued throughout the duration of the employment and net of any advance payments, and what is due until the date provided for under clause 1 above as pro-rata amounts of the thirteenth and fourteenth monthly salary and the indemnity in lieu of annual vacation accrued but not utilized, shall be paid by 30 days after Termination Date under clause 1 above, by means of bank transfer to the same bank account on which the most recent salaries have been paid. Executive acknowledges that data included in payslips given until today to Executive are accurate.

The parties agree as well that the bonus for 2013 shall be granted on a pro-rata basis for the period until Termination Date and shall be paid out in March 2014 under the conditions set forth in the relevant Bonus Plan applicable in 2013.

4 – INCENTIVE AGREED UPON TERMINATION

4.1 No later than 30 (thirty) days after Termination Date under clause 1 above but anyway upon condition of the signature of the agreement under clause 2 above, the Company shall pay Executive, as an incentive agreed upon for the termination of the employment, at the date under clause 1 above, a gross amount equal to Euro 60,000.00 (sixty thousand/00).

The relevant net amount, after mandatory withholdings under Italian law, shall be paid by means of bank transfer to the same bank account of Executive on which the latest salary has been paid.

5 – CALCULATIONS’ CHECK

5.1 Executive reserves the right to check the arithmetic- accounting accuracy of the amounts provided for under clauses 3 and 4 above, with no prejudice for the waiver by Executive to claims based on, or concerning, the legal

5.2 Il Dirigente comunicherà alla Società entro 15 (quindici) giorni dalla Data di Risoluzione di cui alla precedente clausola 1, a pena di decadenza, eventuali contestazioni.

5.3 Il Dirigente si riserva altresì, e nello stesso termine di cui sopra, una verifica circa i contributi previdenziali versati e/o ancora dovuti, anche con riguardo ai fondi speciali.

6 – DIMISSIONI DALLE CARICHE SOCIALI

Il Dirigente con la sottoscrizione del presente Accordo si impegna a presentare le proprie dimissioni da ogni carica sociale ricoperta nella Società e in tutte le altre società del Gruppo Zimmer, con particolare riguardo alle seguenti entità legali: Zimmer Holdings, Inc, e Zimmer SA. Le dimissioni di cui sopra saranno presentate con effetto immediato alla Data di Risoluzione, rinunciando a tutti i poteri conferiti al Dirigente sino ad oggi, in qualsiasi modo, sia con delibera dell’Assemblea o del Consiglio di amministrazione, sia mediante procura.

7 – RINUNZIE DEL DIRIGENTE

7.1 Il Dirigente riconosce che la Società, gli amministratori, i procuratori e i dipendenti della stessa, hanno sempre correttamente adempiuto ogni obbligazione, tanto di legge che contrattuale, derivante o connessa al rapporto di lavoro intercorso, sia nei rapporti fra le parti, sia adempiendo agli obblighi di effettuare comunicazioni, pagamenti o altro nei confronti di enti o terzi in genere, comunque in relazione al rapporto di lavoro; per maggiore chiarezza il Dirigente rinuncia unilateralmente ed irrevocabilmente, in via generale, ad ogni eventuale pretesa, anche non espressamente formulata e/o rinunziata (ma fermi restando esclusivamente e tassativamente gli importi espressamente e specificamente previsti dal presente Accordo in base alle clausole 3 e 4 nonché in base alla presente clausola), in relazione al rapporto di lavoro intercorso e alla risoluzione del medesimo eccezion fatta per tutti i diritti di cui all’art. 23 (Responsabilità civili e penali) del vigente Ccnl dei Dirigenti Commercio relativamente al suo operato a favore di Zimmer e delle altre società del Gruppo Zimmer.

7.2 A fini meramente esemplificativi e non esaustivi, il Dirigente rinuncia, anche qualora dovessero insorgere in futuro, alle seguenti eventuali pretese: ogni eventuale differenza di retribuzione od altra indennità; ogni eventuale pretesa correlata ad invenzioni o diritti di proprietà intellettuale; ogni pretesa risarcitoria per danni qualsivoglia comunque riconducibili ai rapporti intercorsi; ogni pretesa di rimborso di spese o costi sostenuti nell’interesse della Società; ogni pretesa comunque relativa a compensi in natura, fringe benefits, bonus periodici, premi di produzione, incentivi, stock options e relative incidenze retributive; qualsiasi pretesa di danni per il diritto a livelli e/o qualifiche superiori e/o ground and the legal qualifications of compensation items, including ancillary ones, as effected by the Company up until now.

5.2 Executive shall communicate to the Company, within 15 (fifteen) days starting from the Termination Date under clause 1 above, any possible comments, under penalty of forfeiture.

5.3 Executive reserves also, within the same term above, a check on the social securities due and/or still unpaid, also with regard to the special funds.

6 – RESIGNATION FROM CORPORATE OFFICES

Executive, with the execution of this Agreement, undertakes to resign from any office held within the Company and within all other companies of the Zimmer Group, including, but not limited to, the following legal entities: Zimmer Holdings, Inc. and Zimmer SA. The resignations above shall be tendered with immediate effect at Termination Date, relinquishing all powers and authority in the past and until today granted to the Executive, in any way, whether by resolution of Shareholders’ Meeting or of the Board of Directors, or by proxy.

7 – EXECUTIVE’S WAIVERS

7.1 Executive acknowledges that the Company, its directors, officers and employees, have always accurately complied with any obligation, both based on the law, as well as on contract, deriving or connected with the employment agreement, and as much in the relationship between the parties as well as in complying with all the duties to provide notices, to effect payments, or other duties, towards entities or third parties, in any way in connection with the employment relationship; for better clarity Executive unilaterally and irrevocably waives, in general, all of his claims, including, but not limited to, claims not expressly asserted and/or waived in relation to his employment and the termination thereof (with no prejudice only for the payments expressly and specifically provided herein under clauses 3 and 4 and under this clause), without prejudice for all the rights pursuant to Section 23 (civil and criminal liability) of the National Collective Bargaining Agreement for Executive of Commercial Sector, in relation to his working activity on behalf of Zimmer and of the other companies of the Zimmer Group.

7.2 By way of example, but not limited to the following, Executive states that his waiver includes the following possible claims, even in case they are made in the future: any claim for any differences of remuneration or other indemnities; any claim related to inventions or intellectual property rights; any claim for damages connected with the past relationship; any claim of reimbursement of expenses or costs borne on behalf of the Company; any claim in any way regarding compensation in kind, fringe benefits, periodical bonuses, target compensation, incentives, stock options and relevant salary incidences; any claim of damages for any entitlement to a higher level, category or per demansionamento o dequalificazione; qualsiasi pretesa di ratei di mensilità supplementare e qualsiasi pretesa di indennità ferie, o qualsiasi risarcimento o indennità fondato o connesso agli stessi; qualsiasi pretesa di retribuzione, indennità e danni per attività lavorativa di carattere straordinario; qualsiasi pretesa avente ad oggetto danni biologici, danni esistenziali, o danni che comunque influiscano sulla salute fisica e psicologica del Dirigente; nonché ogni eventuale differenza nel calcolo di qualsivoglia importo eventualmente dovuto in forza di legge o contratto collettivo in relazione al rapporto di lavoro e/o alla sua risoluzione; nonché eventuali interessi e rivalutazione monetaria dovuti in relazione a qualsiasi importo, inclusi, a titolo non esaustivo, tutti i titoli in precedenza menzionati.

7.3 Il Dirigente non ha pretese, lamentele e contestazioni di alcuna natura (e comunque, al fine di evitare l’insorgere di eventuali incertezze, espressamente vi rinuncia) nei confronti di alcuna Società appartenente al Gruppo Zimmer, ivi incluse specificatamente quelle di cui alla clausola 6 che precede.

7.4 Il Dirigente riconosce che la sua retribuzione era già comprensiva di adeguato compenso per tutte le prestazioni rese nelle cariche sociali di cui alla precedente clausola 6 e in ogni caso il Dirigente espressamente rinunzia ad ogni pretesa e contestazione di qualsivoglia natura, nei confronti della Società e di alcuna Società del Gruppo Zimmer in alcun modo connessa a dette cariche sociali e a dette ulteriori prestazioni.

7.5 Quale compenso specifico per le rinunzie tutte di cui alla presente clausola, nonché a soddisfazione e transazione generale e novativa di tutte le pretese, anche meramente eventuali, del Dirigente, la Società provvederà a corrispondere a quest’ultimo, non oltre il termine di pagamento previsto alla clausola 4 che precede, un importo lordo pari a Euro 15.000,00 (quindicimila/00). L’importo di cui sopra verrà corrisposto, al netto delle ritenute fiscali applicabili, negli stessi termini, condizioni e modalità di pagamento di cui alla clausola 4 che precede.

8 – RINUNZIE DELLA SOCIETÀ

La Società, a fronte della sottoscrizione e adempimento del presente Accordo, rinunzia a qualsiasi pretesa nei confronti del Dirigente, in ogni caso connessa con lo svolgimento e la risoluzione del rapporto di lavoro ovvero alle cariche societarie ricoperte, salvo soltanto i casi di dolo e colpa grave.

9 – PATTO DI NON CONCORRENZA

Le parti dichiarano di voler estinguere e rendere privo di effetti il patto di non concorrenza e non sollecitazione di cui all’art. 7 dell’accordo tra loro sottoscritto in data 22 marzo 2006, e denominato “Confidentiality, Non-Competition and Non-Solicitation Agreement” (“2006 Agreement”), con conseguente venir meno del diritto a qualsiasi corrispettivo in capo al Dirigente in base al medesimo articolo. Ogni altra previsione del “2006 Agreement” resta valida ed efficace.

characterisation and/or for demotion or dequalification; any claim concerning pro-rata amounts of additional monthly installments and any claim concerning indemnity in lieu-of-holidays, or any damages or indemnities based on or connected thereto; any claim concerning compensation, indemnities and damages for the performance of overtime work; any claim concerning biological damages, existential damages, or damages in any way affecting Executive’s overall physical and psychological health; as well as any calculation differences of any amounts due by virtue of the law or collective contracts in connection with his employment and/or the termination thereof; including any interest and monetary revaluation on any amount, including but not limited to all of the above.

7.3 Executive has no claims, complaints or objections, of any nature (and, for the avoidance of doubts, waives any and all claims, complaints and objections) against any company belonging to the Zimmer Group, including, but not limited to those listed under clause 6 above.

7.4 Executive further acknowledges that his salary already included adequate compensation for any services performed in the corporate offices listed under clause 6 above and in any case Executive waives any and all claims and complaints, of any nature, against the Company and any Zimmer Group company in any way connected with any such corporate offices and any such further services.

7.5 As a specific compensation for all the waivers and releases provided for under this clause, and also as satisfaction and general and novative settlement of all claims, including merely potential claims by Executive, the Company shall pay him, no later than the term of payment under clause 4 above, a gross amount equal to Euro 15,000.00 (fifteen thousand/00). The amount shall be paid, after mandatory withholdings under Italian law, within the same terms and conditions and by the same means provided for by clause 4 above.

8 – COMPANY’S WAIVERS

The Company, upon the execution and performance of this Agreement, waives any and all claims against Executive in any way related to the performance or to the termination of the employment relationship and to the corporate offices that he held, with the exception of the cases of fraud and gross negligence.

9 – NON-COMPETITION COVENANT

The parties acknowledge to terminate and make ineffective the non-competition and non-solicitation covenant under paragraph 7 of the “Confidentiality, Non-Competition and Non-Solicitation Agreement” (the “2006 Agreement”) they entered into on March 22, 2006, and Executive shall have no right to the consideration provided under the same paragraph. Any other provision of the 2006 Agreement remains valid and enforceable.

10 – RISERVATEZZA

10.1 Il Dirigente si obbliga a non comunicare a terzi qualsivoglia o altrimenti far uso di alcuna informazione della Società o di alcuna Società del Gruppo Zimmer, o inerente la Società, o alcuna Società del Gruppo Zimmer, o di alcuno dei loro rispettivi fornitori o clienti, o ad essi inerenti, comprese, a titolo esemplificativo e non esaustivo, informazioni attinenti all’organizzazione e ai metodi di produzione ed informazioni ulteriori e diverse da quelle attinenti all’organizzazione e ai metodi di produzione; segreti, segreti commerciali, conoscenze, know-how o altre informazioni riservate concernenti gli affari, le questioni finanziarie, le attività, gli affari o le operazioni, i metodi o la struttura delle operazioni, i piani e le tecniche di marketing, le strategie, le previsioni, le politiche dei prezzi, gli elenchi e le informazioni sulla clientela, i piani dei venditori, le relazioni, l’avviamento ed ogni altra informazione.

10.2 Ai sensi della presente clausola e dell’intero Accordo, per “Gruppo” o “società del Gruppo” si intende quel gruppo di società che, ai sensi dell’art. 2359 del Codice Civile, controllano la Società, sono controllate dalla Società o dalle stesse persone che, direttamente o indirettamente controllano la Società.

11 – SEGNALAZIONI

Il Dirigente dichiara che per l’intera durata del suo rapporto di lavoro, egli ha sempre segnalato alla Società qualsivoglia preoccupazione significativa relativamente a potenziali violazioni alla legge o al Codice Etico aziendale così come ogni preoccupazione di compliance o sicurezza prodotti di cui sia venuto a conoscenza secondo l’ordinaria diligenza

12 – CONDIZIONE RISOLUTIVA

Qualora, per effetto di modifiche legislative, ad oggi non prevedibili, mutassero i requisiti di legge che attualmente consentono al Dirigente di accedere al trattamento pensionistico entro la medesima data ed il Dirigente non potesse più accedere a tale trattamento entro il termine di 3 mesi dalla Data di risoluzione, il presente Accordo si intenderà automaticamente risolto.

13 – LEGGE APPLICABILE E LINGUA

Il presente accordo è interamente regolato dalla legge italiana. In caso di divergenza fra la versione inglese e quella italiana, quest’ultima prevarrà.

10 – CONFIDENTIALITY

10.1 Executive shall refrain from communicating to any third parties or otherwise make use of any information on or of the Company or any Zimmer Group company or on or of any of their respective suppliers, customers or clients, including, but not limited to, information regarding the organization and the production methods, and information other than and different from those information regarding the organization and the production methods; any secrets, trade secrets, knowledge, know-how or other information concerning the business, finances, dealings, transactions or affairs, operations structures and methods, marketing plans and techniques, strategies, forecasts, pricing policies, customer lists and information, vendor programs, relationships, goodwill and any other piece of information.

10.2 “Group” or “Group company” for the purposes of this clause and of the entire Agreement shall mean the group of companies that, under the provisions of article 2359 of the Italian Civil Code, control the Company, are controlled by the Company or by the same persons who, directly or indirectly, control the Company.

11 – DISCLOSURES

Executive declares that during the entire duration of his employment, he has disclosed to the Company all material concerns regarding potential violations of applicable law or the Company’s Code of Business Conduct, any serious compliance concerns, product safety issues that he has become aware of using ordinary diligence.

12 – CANCELLATION OF THE AGREEMENT

In case of any change of law, currently not foreseeable, that impact on the requirements that currently enable the Executive to become eligible to pension benefits by the same date, and the Executive could no longer access those benefits within 3 months after Termination Date, this Agreement shall be automatically cancelled.

13 – APPLICABLE LAW AND LANGUAGE

This agreement is entirely subject to Italian law. In case of differences between English and Italian versions, the latter shall prevail.

Warsaw, Indiana, USA	December 5, 2012	Warsaw, Indiana, USA	December 5, 2012

La Società		The Company
Zimmer S.r.l.		Zimmer S.r.l
James T. Crines	/s/ James T. Crines	James T. Crines	/s/ James T. Crines
Presidente del C.d.A.		President of the Board

Milan, Italy	December 12, 2012	Milan, Italy	December 12, 2012

Il Dirigente		The Executive
Bruno Andrea Melzi	/s/ Bruno Andrea Melzi	Bruno Andrea Melzi	/s/ Bruno Andrea Melzi

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